Exhibit 99.1
PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST ANNOUNCES PROMOTION OF
D. RICK ADAMS TO CHIEF OPERATING OFFICER

ANNAPOLIS, MD, March 18, 2015 - Chesapeake Lodging Trust (NYSE: CHSP) (the “Trust”) announced today the promotion of D. Rick Adams to Executive Vice President and Chief Operating Officer.

“Rick joined Chesapeake prior to its initial public offering as a blind-pool REIT and has been a key member of our executive management team. Rick has led the efforts in acquiring and assembling our industry-leading portfolio of 21 hotels that we own today,” said James L. Francis, Chesapeake Lodging Trust’s President and Chief Executive Officer. “Rick has also been responsible for the asset management of our hotel portfolio, resulting in strong operating performance as well as the successful completion of numerous comprehensive renovation and repositioning projects undertaken to date.”

Mr. Adams joined the Trust in 2009 as its Senior Vice President and Chief Investment Officer and was subsequently promoted to Executive Vice President and Chief Investment Officer. Prior to joining the Trust, from 2004 until its sale in 2007, Mr. Adams served as Senior Vice President of Asset Management for Highland Hospitality Corporation (“Highland”). Following the sale of Highland and until 2009, Mr. Adams continued to serve as Senior Vice President and Head of Asset Management for the affiliate of JER Partners that acquired Highland. From 1995 to 2004, Mr. Adams served as Vice President of Regional Operations and Development Officer for B.F. Saul Company. Prior to his tenure at B.F. Saul Company, he held numerous operations and franchise development management positions at Holiday Inns Worldwide, known today as Intercontinental Hotels Group. Mr. Adams received his Bachelor of Science in Management from Indiana University.

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

ABOUT CHESAPEAKE LODGING TRUST

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the United States. The Trust owns 21 hotels with an aggregate of 6,509 rooms in nine states and the District of Columbia. Additional information can be found on the Trust’s website at www.chesapeakelodgingtrust.com.